EXHIBIT 2.1


                                                                     May 9, 2001
AGREEMENT

Scope of Transaction

Cygne Designs, Inc. or its designee (together or individually referred to hereafter as "Purchaser") wishes to acquire from Best Knits L.L.C. ("Seller"), all of the rights and obligations of all the customer purchase orders held by Seller at the Closing Date (the "Customer Purchase Orders"). In addition, Purchaser wishes to hire the employees of Seller's 6600 square meter factory located in the Jordache Building, Madinat Al-Hassan Estate, Q1Z, Jordan, and lease the premises, machinery, equipment, computers, computer hardware, furniture and fixtures, and vehicles currently owned by, used by, or available to Seller (together, except the premises, the "Equipment," and with the premises, the "Factory"). Purchaser also wishes to acquire the trade name and domain name "Best Knits".

Terms and Conditions

     1  Companies

Seller shall change or otherwise relinquish the corporate name "Best Knits" so that Purchaser can form a Jordanian company using the name "Best Knits"; provided, however, that such change is permissible under the laws of the Kingdom of Jordan.

     2  Customer Purchase Orders

Seller shall assign and transfer to Purchaser all the Customer Purchase Orders, together with all rights and obligations attached thereto, and use its best efforts to obtain customers' consents to such assignment and transfer. In those special cases where such consent is not obtained prior to the Closing Date, Seller shall cooperate with Purchaser to establish arrangements that will provide for the transfer of the economic rights and obligations of such Customer Purchase Orders to Purchaser as of the Closing Date.

     3  Committed Raw Materials Purchase Orders

Seller has purchased and issued purchase orders for fabric, trims and accessories in order to manufacture products relating to all the Customer Purchase Orders (the "Committed Raw Materials"). Seller shall assign and transfer to Purchaser all rights and obligations pertaining to such purchase orders (the "Committed Raw Materials Purchase Orders").

     4  Committed Raw Materials Payments and Letters of Credit

Purchaser shall reimburse Seller for all out-of-pocket moneys paid for the purchase of Committed Raw Materials within five business days following the verification of invoices and payments made by Seller. Purchaser shall pay Seller the amounts due under letters of credit opened by Seller to purchase Committed Raw Materials immediately upon such letters of credit becoming due and shall replace those letters of credit, or portions thereof, corresponding to Committed Raw Materials deliveries scheduled after August 31, 2001. Title ownership of Committed Raw Materials shall only pass to Purchaser upon corresponding payments to Seller.

     5  Factory Lease

Seller shall lease, or cause to be leased, the Factory to Purchaser for the period commencing May 1, 2001 and ending October 31, 2002 (the "Lease Term") for a monthly charge, payable monthly in advance, of $35,257 until September 30, 2001, and $44,000 thereafter. A floor plan of the premises is attached hereto as
Schedule 5.

     5  Guarantee to Preserve Assets

Purchaser shall maintain the Factory in the ordinary course of business, and shall not remove Equipment, other than vehicles, from the Factory without the written consent of Seller. A complete list of the Equipment is provided in
Schedule 6 attached hereto. At the end of the Lease Term, and in the case of the earlier occurrence of a significant event, such as flood or fire, Purchaser and Seller shall jointly take an inventory of the Equipment and Purchaser shall pay Seller the then net book value of any missing Equipment and, at its option, purchase, replace or repair any damaged Equipment; provided, however, that Equipment having experienced ordinary wear and



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                                                                     May 9, 2001
AGREEMENT


tear shall not be considered damaged. The obligation of this Section 6 shall be guaranteed by Cygne Designs, Inc.

     7  Factory Employees

As of the Closing Date, Purchaser shall continue the employment of all employees of Seller, including all expatriate employees (except up to a maximum of five employees), actively employed immediately prior to the Closing Date listed in
Schedule 7 attached hereto (the "Continued Employees") under substantially comparable terms of employment. Seller shall use its best efforts to ensure that all Continued Employees be available to Purchaser. Seller shall pay or cause to be paid all amounts due to employees of Seller, for wages, salary, bonuses, commissions, incentive payments and other compensation (including, without limitation, any vacation and sick pay) or any other benefit, perquisite, cost, expense, entitlement, liability or obligation attributable to services provided prior to the Closing Date.

     8  Mutual Non-Hiring Covenant

Each of Seller and Purchaser shall not solicit or hire any of the other party's employee or any Continued Employee until one month following the Lease Term, or any extension thereof, without the written consent of the other party; provided, however, that this restriction shall not apply to Mr. Jonathan Kafri, or to any employee dismissed by either party.

     9  Reimbursement Factory Expense between May 1 and the Closing Date

Purchaser shall reimburse Seller for the actual Factory expenses incurred from May 1, 2001 through the Closing Date, excluding rent and depreciation, within five business days following submission of such expenses.

     10  Reimbursement of Future Factory Expenses

During the Lease Term, Purchaser shall reimburse Seller, within five business days after submission, for the actual monthly Factory expenses incurred by Seller; provided, however, that such expenses shall not include rent, depreciation, or any personnel expenses paid directly by Purchaser. Purchaser shall pay sub-contractors engaged in manufacturing Customer Purchaser Orders directly for all work performed after May 1, 2001.

     11  Jordanian Customs Bank Guarantee

Purchaser acknowledges that Seller has posted a bank guarantee in compliance with Jordanian law. Seller will not have any obligation to increase the amount of the bank guarantee after the closing date. Purchaser shall replace the bank guarantee within 90 days from the Closing Date and, if Purchaser shall not have done so, Seller shall then have the right to cancel its bank guarantee.

     12  Goodwill Payment

In consideration for the rights to the trade name, customer relationships and goodwill, Purchaser shall pay Seller the sum of $500,000, payable $200,000 at the Closing, and the balance of $300,000 in fifteen $20,000 monthly installments, commencing August 1, 2001 in accordance with the promissory note attached as Schedule 12 hereto.

     13  Jurisdiction

This Agreement shall be governed by the laws of the State of New York.

     14  Arbitration

Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement, any breach or alleged breach hereof, or the transaction contemplated hereby, shall be resolved and settled by arbitration by three arbitrators. Within fifteen (15) days after written demand for arbitration is sent by one party to the other, Purchaser and Seller shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The parties shall endeavour to complete arbitration within 60 days after delivery of written notice demanding arbitration. The decision of the arbitrators shall be binding and conclusive upon the parties.




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                                                                     May 9, 2001
AGREEMENT


Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York County, State of New York under the commercial rules then in effect of the American Arbitration Association. The expense of arbitration shall be borne equally by the parties to the arbitration and each party shall bear and pay for the cost of its own experts, witnesses, evidence, counsel and other costs in connection with the preparation and presentation of its case; provided, however, in the event either party alleges fraud or that the position of the other party is not supportable in good faith, and the arbiters find that such fraud or bad faith exists, the arbiters shall be free to award costs in such arbiters' discretion.

     15  Entire Agreement

This Agreement, including the Schedules hereto, contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and shall not be amended or modified except by a writing duly executed by Seller and Purchaser.

     16  Timing of the Essence

Seller and Purchaser recognize that, since customers are prepared to place orders for Spring 2001 within the next few weeks, timing is of the essence. This Agreement shall be null and void, and neither Seller nor Purchaser shall have any obligations to each other if the Closing does not occur on or prior to May 18, 2001. This Agreement shall be deemed to have Closed upon occurrence of the first payment from Purchaser to Seller.


Agreed, this 9th of May, 2001


For Cygne Designs, Inc.                        For Best Knits L.L.C.


By: /s/ Bernard Manuel                         By: /s/
------------------------                       -----------------------------
By: Bernard Manuel, CEO                        By: Best Knits Company W.L.L.




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                                                                     May 9, 2001
AGREEMENT



Schedule 5

Floor plan of Factory premises.




Schedule 6

A complete list of machinery, equipment, computers, computer hardware and software, furniture and fixtures and vehicles.

Include, for each item over $1,000:
Description
Part number
Date of purchase
Purchase price
Accumulated depreciation and net book value as of May 1, 2001




Schedule 7

A list of employees of Seller, including expatriate employees, actively employed immediately prior to the Closing Date.

Include, for each employee:
Name
Position
Date of birth
Date of hire
Salary
Special benefits, if any
Contractual obligations, if any (other than benefits and entitlements required by law)






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AGREEMENT

                                                                     May 9, 2001

Schedule 12


                          PROMISSORY INSTALLMENT NOTE

FOR GOOD AND VALUABLE CONSIDERATION, the undersigned Borrower does hereby promise to pay to Best Knits L.L.C. (Lender) with an address at _______________ _____________ or at such other places as may, from time to time, be designated in writing by the holder of this Note, the amount of THREE HUNDRED THOUSAND DOLLARS ($300,000). Said amount is to be payable in FIFTEEN (15) NON-INTEREST-BEARING INSTALLMENTS of TWENTY THOUSAND DOLLARS ($20,000) the first of which is due on or before the 1st day of August, 2001, and following payments to be made on or about the 1st day of each consecutive month. In the event Lender shall have notified Borrower in writing of Borrower's failure to make any payments due hereunder and Borrower shall have failed to cure the default within five business days of receipt of such notification, all remaining payments shall be accelerated and become due within five business days.

All sums payable hereunder are payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts and shall be payable without relief or benefit of any valuation, stay, appraisement, extension, or redemption laws now or hereafter existing and with reasonable attorneys fees should this Note be referred to an attorney for collection of the amount due hereunder.

The Maker shall have the right to prepay all or any part of the unpaid principal balance evidenced by this Note at anytime.

The Maker waives demand, presentment for payment, notice of dishonor, protest and notice of protest.

This Note shall be governed by the laws of the State of New York. Borrower hereby submits to the jurisdiction of the Supreme Court of the State of New York for all proceedings involving this Note.

This Note and every covenant and agreement herein contained shall be binding upon the undersigned and its successors and assigns, and shall inure to the benefit of Payee and its successors and assigns.

This Note may not be changed or terminated orally.

     IN WITNESS WHEREOF, the undersigned has executed these presents as of the
date of May   , 2001.

Borrower: Cygne Designs, Inc.


                              --------------------
                               ONE COPY EXECUTED
                              AS OF MAY 13TH, 2001
                              --------------------
By: /s/ Bernard Manuel
----------------------                   Date: May    , 2001
By: Bernard Manuel
Title: CEO